As filed with the Securities and Exchange Commission on February 28, 2022

Registration No. 333-251999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

S&P Global Inc.

(Exact name of registrant as specified in its charter)

New York	13-1026995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Water Street New York, New York	10041
(Address of Principal Executive Offices)	(Zip Code)

IHS MARKIT LTD. 2014 EQUITY INCENTIVE AWARD PLAN

IHS MARKIT LTD. 2004 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Steven J. Kemps

Executive Vice President, General Counsel

S&P Global Inc.

55 Water Street

New York, New York 10041

(212) 438-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Trevor S. Norwitz, Esq.

Victor Goldfeld, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount (number of shares) to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock (par value $1.00 per share)	1,102,000(3)	N/A	N/A	N/A

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $1.00 per share (the “Common Stock”), of S&P Global Inc. (“S&P Global” or the “Registrant”) that become issuable pursuant to awards granted under the IHS Markit Ltd. 2014 Equity Incentive Award Plan (the “2014 Equity Incentive Award Plan”) and the IHS Markit Ltd. 2004 Long-Term Incentive Plan (the “2004 Long-Term Incentive Plan” and together with the 2014 Equity Incentive Award Plan, the “IHSM Equity Plans”), by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s Registration Statement on Form S-4 (File No. 333-251999), filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2021, as amended by the pre-effective Amendment No. 1 thereto, filed with the Commission on January 20, 2021, to which this registration statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

(3)

Represents (i) 1,075,000 shares of Common Stock issuable pursuant to awards granted under the 2014 Equity Incentive Award Plan and (ii) 27,000 shares of Common Stock issuable pursuant to awards granted under the 2004 Long-Term Incentive Plan, which awards were converted into awards in respect of Common Stock on February 28, 2022 in connection with the merger contemplated by that certain Agreement and Plan of Merger, dated as of November 29, 2020 (as amended by Amendment No. 1 thereto, dated as of January 20, 2021, the “Merger Agreement”), by and among the Registrant, IHS Markit Ltd., a Bermuda exempted company limited by shares (“IHS Markit”), and Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of the Registrant (“Merger Sub”), whereby Merger Sub merged with and into IHS Markit, with IHS Markit surviving the merger and becoming a wholly owned subsidiary of the Registrant (the “Merger”).

EXPLANATORY NOTE

The Registrant hereby amends its original Registration Statement on Form S-4 (File No. 333-251999), filed with the Commission on January 8, 2021, as amended by the pre-effective Amendment No. 1 thereto, filed with the Commission on January 20, 2021 (the “Form S-4”), which the Commission declared effective on January 22, 2021, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, the “Registration Statement”). The Registrant filed the Form S-4 in connection with the Merger.

As a result of the Merger, each share of IHS Markit issued and outstanding (other than certain excluded shares) (“IHSM Common Shares”) was converted into the right to receive 0.2838 shares of Common Stock, subject to the terms of the Merger Agreement.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the Registrant assumed IHS Markit’s outstanding awards of restricted stock units, performance-based restricted stock units, deferred stock units and options to purchase IHSM Common Shares, and such awards were converted into corresponding awards with respect to shares of Common Stock determined in accordance with and pursuant to the terms and conditions of the Merger Agreement.

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to (i) 1,075,000 shares of Common Stock issuable pursuant to awards granted under the 2014 Equity Incentive Award Plan and (ii) 27,000 shares of Common Stock issuable pursuant to awards granted under the 2004 Long-Term Incentive Plan. All such shares of Common Stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Registrant are incorporated in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 8, 2022;

(b)

the Registrant’s Current Reports on Form 8-K filed with the Commission on January  27, 2022, February  16, 2022, February  25, 2022 and February 28, 2022 and the Registrant’s Current Report on Form 8-K/A filed with the Commission on January 31, 2022; and

(c)

the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section  12(g) of the Securities and Exchange Act of 1934, as amended, as updated by Exhibit 4.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 10, 2020, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Reference is made to Sections 721 to 725 of the New York Business Corporation Law (the “NYBCL”), which provide for indemnification of directors and officers, subject to certain limitations, for liabilities and expenses in connection with actions or proceedings involving them in such capacity. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (1) if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or (2) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or (3) in certain other cases specified in Section 719 of the NYBCL.

Article ELEVENTH of the S&P Global certificate of incorporation and Article IV-B of the S&P Global by-laws provide that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (1) a director or officer of S&P Global shall not be liable to S&P Global or any of its shareholders for damages for any breach of duty in such capacity, and (2) S&P Global shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceedings, and including an action by or in the right of S&P Global or any other enterprise, by reason of the fact that the person is or was a director or officer of S&P Global, or is or was serving at the request of S&P Global any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding, or any appeal thereof and, except in the case of an action or proceeding specifically approved by the board of directors of S&P Global, S&P Global shall pay expenses incurred by or on behalf of such person in defending such action or proceeding or any appeal thereof in advance of the final disposition thereof promptly upon receipt by S&P Global, from time to time, of a written demand of the person for the advancement, together with an undertaking by or on behalf of the person to repay any expenses so advanced to the extent that the person is ultimately found not to be entitled to indemnification for the expenses.

As permitted by Section 726 of the NYBCL, S&P Global has insurance (a) to indemnify S&P Global for obligations it incurs for indemnification of its directors and officers, and (b) to indemnify directors and officers of S&P Global for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as directors or officers for which they are not indemnified by S&P Global. No insurance payment, other than cost of defense, may be made to any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. S&P Global may also purchase insurance coverage the directors and officers of S&P Global against certain liabilities that could arise in connection with administration of S&P Global’s employee benefit plans.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of S&P Global pursuant to the foregoing provisions, or otherwise, S&P Global has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by S&P Global of expenses incurred or paid by a director, officer or controlling person of S&P Global in the successful defense of any action, suit or proceeding) is asserted against S&P Global by such director, officer or controlling person in connection with the securities being registered, S&P Global will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

4.1	Amended and Restated Certificate of Incorporation of S&P Global Inc. (incorporated by reference to Exhibit 3.1 to S&P Global Inc.’s Current Report on Form 8-K, filed with the Commission on May 18, 2020).

4.2	By-Laws of S&P Global Inc. (incorporated by reference to Exhibit 3.2 to S&P Global Inc.’s Current Report on Form 8-K, filed with the Commission on October 5, 2021).

4.3	IHS Markit Ltd. Amended and Restated 2014 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.1 to IHS Markit Ltd.’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2019, filed with the Commission on March 26, 2019).

4.4	Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to IHS Inc.’s Annual Report on Form 10-K for the year ended November 30, 2014, filed with the Commission on January 16, 2015).

4.5	Amendment No. 1 to the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.40 to IHS Markit Ltd.’s Annual Report on Form 10-K for the year ended November 30, 2016, filed with the Commission on January 27, 2017).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Registrant.*

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of S&P Global Inc.*

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of February, 2022.

S&P GLOBAL INC.

By:	/s/ Douglas L. Peterson
Name: Douglas L. Peterson Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Douglas L. Peterson	President, Chief Executive Officer and Director	February 28, 2022
Douglas L. Peterson

*	Executive Vice President and Chief Financial Officer	February 28, 2022
Ewout L. Steenbergen

*	Senior Vice President, Controller and Chief Accounting Officer	February 28, 2022
Christopher Craig

*	Non-Executive Chairman of the Board	February 28, 2022
Richard E. Thornburgh

*	Director	February 28, 2022
Marco Alverà

*	Director	February 28, 2022
William J. Amelio

/s/ Jacques Esculier	Director	February 28, 2022
Jacques Esculier

/s/ Gay Huey Evans	Director	February 28, 2022
Gay Huey Evans

*	Director	February 28, 2022
William D. Green

*	Director	February 28, 2022
Stephanie C. Hill

Signature	Title	Date

*	Director	February 28, 2022
Rebecca Jacoby

/s/ Robert P. Kelly	Director	February 28, 2022
Robert P. Kelly

*	Director	February 28, 2022
Monique F. Leroux

*	Director	February 28, 2022
Ian P. Livingston

/s/ Deborah McWhinney	Director	February 28, 2022
Deborah McWhinney

*	Director	February 28, 2022
Maria R. Morris

*	Director	February 28, 2022
Edward B. Rust, Jr.

*	Director	February 28, 2022
Kurt L. Schmoke

Director
Gregory Washington

*

Taptesh (Tasha) K. Matharu, by signing her name hereto, does hereby sign this registration statement on behalf of the directors and officers of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and officers and filed with the Commission.

By:	/s/ Taptesh (Tasha) K. Matharu
Name: Taptesh (Tasha) K. Matharu
Title: Counsel & Corporate Secretary, as Attorney-in-Fact